Exhibit 10.32
Non-Employee Directors’ Compensation for 2009
At its regularly scheduled meeting on December 1, 2008, the Board of Directors of Aqua America, Inc., upon the recommendation of its Executive Compensation and Employee Benefits Committee, approved the following directors’ compensation for 2009 for the non-employee directors of Aqua America, Inc.: (1) an annual cash retainer of $25,000; (2) an annual cash retainer for the Chair of the Executive Compensation and Employee Benefits Committee and Corporate Governance Committee of $6,000; (3) an annual cash retainer for the Chair of the Audit Committee of $9,000; (4) a meeting fee of $1,500 for each meeting of the Board of Directors; (5) a meeting fee of $1,500 per meeting for meetings of the Board Committees; and (6) an annual stock grant to directors of 2,000 shares payable on the first of the month following the Annual Meeting of Shareholders. All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board or Committee meetings.